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                                                                    Exhibit 21.1

Subsidiaries
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Aspire Technology Group, Inc., a Virginia corporation and wholly-owned subsidiary of the Registrant.

Greenwich Technology Partners Holding Corp., a Delaware corporation and wholly-owned subsidiary of the Registrant.